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                                                                    EXHIBIT 99.1

For Immediate Release

Date:        January 30, 2003
Contact:     Lawrence T. Toombs, President
             Blue River Bancshares, Inc.
             (317) 398-9721


         Shelbyville, Indiana--Blue River Bancshares, Inc. (Nasdaq SC: BRBI) today announced that the shareholders at a special meeting approved the issuance of up to 546,348 shares of the Company's common stock in a private placement for $4.73 per share. As previously announced, the private placement is being made pursuant to a stock purchase agreement entered into on June 7, 2002 by the Company and a number of private investors. Under that stock purchase agreement the Company sold 309,889 shares of common stock at a price of $4.73 per share or approximately $1,464,000 in the aggregate at the first closing and intends to sell an additional 546,348 shares of the Company's common stock to individuals of high net worth at a price of $4.73 per share or approximately $2,584,000 in the aggregate at the second closing. The shareholder approval received today satisfied the requirements of the Nasdaq Market Place Rules with respect to shareholder approval of such offerings. The Company anticipates completing the second closing on or about February 4, 2003.

         Statements in this press release which express "belief", "intention", "expectation" or "prospects", as well as other statements which are not historical fact, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and involve certain risks and uncertainties. The second closing remains conditioned upon the satisfaction of certain closing conditions set forth in the stock purchase agreement. For further information, please read the Company's reports filed with the SEC and available at www.sec.gov.



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